Exhibit 10.58

Stephen Grant	Royal Bank of Canada
Manager, GRM	20 King Street West, 9th floor
Special Loans and Advisory Services	Toronto, Ontario, M5H 1C4

Tel: 416-974-5825
Fax : 416-955-2562
E-Mail : stephen.grant@rbc.com

March 31, 2008

Spar Canada Company

1910 Opdyke Court

Auburn Hills MI

USA 48326

Attention: Jim Segreto

Dear Mr. Segreto:

Re: Credit Facilities of Spar Canada Company (the “Borrower”)

The terms of the credit facilities offered to the Borrower by Royal Bank of Canada (the “Bank”) are set out in the credit agreement dated October 17, 2006 (the “Agreement”).

Based on our review, the Borrower is in breach of the following covenant(s) under the terms set out in the Agreement:

1.	To maintain a total debt to tangible net worth of not greater than 2:1.

This covenant was in breach as at December 31, 2007 as per the company prepared financial statements provided to the Bank.

The Bank hereby agrees to waive its rights in respect of such breach until December 31, 2008, provided no further deterioration occurs during that period. This waiver is granted only in respect of the aforementioned breach and only for the period specified above.

We further note that the terms of the Agreement have been amended as follows:

1.	Facility #1. Demand Operating loan. Limit has been reduced to $500,000.00 (from $1,000,000.00)

All other terms and conditions outlined in the Agreement remain unchanged and in full force and effect.

The above noted amendment is open for acceptance until April 30, 2008, after which date it will be null and void, unless extended in writing by the Bank.

Yours truly,

ROYAL BANK OF CANADA

Per:	/s/ Stephen Grant
Stephen Grant
Manager, GRM
Special Loans and Advisory Services

Agreed to and accepted this 30th day of  March, 2008

Spar Canada Company

Per:	/s/ James R. Segreto
Name:	James R. Segreto
Title:	Chief Financial Officer

Stephen Grant